January 20, 2011

Mr. Eric Stoppenhagen
President
DigiPath, Inc.
2360 Corporate Circle
Suite 400
Henderson NV 89074

Dear Eric:

Medica Corporation (“Medica”) is pleased to propose the terms under which it would enter into a supply and distributor relationship with DIGIPATH.

Medica is interested in a collaboration with DIGIPATH whereby Medica would supply to DIGIPATH, and DIGIPATH would market, sell and service Medica’s high and low cost automated digital imaging systems known as the EasyScope H and EasyScope L (the “Products”) in the North American (i.e., U.S. and Canada) digital imaging histology markets (“the Territory”).  This Term Sheet outlines below the terms and conditions related to a supply and distribution arrangement that would be reflected in a definitive agreement between the parties (the “Definitive Agreement”).

1. Distributorship
a. DIGIPATH would have the exclusive right to market, sell and service the Product to end-users in the Territory provided that agreed-upon minimums are met. Failure to meet the minimums might result in termination of the agreement or conversion to a nonexclusive agreement. During the term of this Agreement, DIGIPATH agrees not to sell, anywhere in the Territory, any product which is competitive with the Products.   Outside the Territory, DigiPath shall have a non-exclusive license to market, sell, and install systems where Medica does not have an exclusive distributorship.  Where Medica has an exclusive distributorship the parties will agree to work together.
b. The Products would be marketed and sold solely under Medica’s trademarks.
c. DIGIPATH would take all steps necessary to maximize the sales potential for the Product in the Territory.  DIGIPATH would agree: (1) to use best efforts to meet the quarterly sales forecast set by DIGIPATH; (2) to advertise the Products, (3) actively demonstrate the Products to potential end user customers in the Territory; (4) to attend and display the Products frequently at important trade shows in the Territory; (5) to promptly answer all requests, both written and oral, for information relating to Products; and (6) provide literature, promotional materials and technical information to end users in the Territory. Promotional materials used would be either provided or approved by Medica.

2. Prices and Orders
The prices at which Medica would supply the products to DIGIPATH.  DIGIPATH and Medica would mutually agree on certain discounted “seed pricing” for 10 units whereby the Product would be offered to customers at a discount in order to promote early sales of the Product.

Medica would supply the Products in order to meet forecasts set by DIGIPATH.

3. Regulatory Compliance
Medica would, at its sole cost, obtain, maintain and comply with any and all registrations, licenses, permits, and governmental approvals applicable to the manufacturer/supplier of the Products in the Territory, including any U.S. Food and Drug Administration (“FDA”) or other similar regulatory approval, necessary for the marketing, sale and distribution of the Products by DIGIPATH in the Territory.

4. Product Service
Medica and DIGIPATH would provide service on all Products placed in the Territory. As used in the Definitive Agreement “service” would mean “First Level Support” and “Second Level Support” for such warranty and out-of-warranty repair work for the Products as described below.

a. First Level Support would consist of first line phone support and standard troubleshooting techniques by DIGIPATH.
b. Second Level Support would consist of an elevated level of support over and above First Level Support and would include on-site troubleshooting by DIGIPATH.
c. In the event that Medica determined that one of its field service representatives (“FSR”) must be utilized to provide in-warranty service for any Products after First Level Support and Second Level Support have proved unsuccessful, Medica would make an FSR available, at Medica’s cost.  However, in the event an FSR was required to provide out-of-warranty service, DIGIPATH would make such FSR at DIGIPATH’s cost, except in the case of a product recall.

5. Training
DIGIPATH would train, at DIGIPATH's expense, customers regarding the operation and use of the Products in accordance with Medica's published Product manuals, specifications and instructions.

Medica would provide DIGIPATH with a minimum of forty (40) hours of technical training on the Products to not less than twelve (12) of DIGIPATH’s service personnel, at Medica’s headquarters.  Each party would bear its own costs related to such support and training. Medica would furnish DIGIPATH with customary training and service materials, in English, such as Product schematics, manuals and documentation.

6. Product Supply and Recalls
Medica would supply the Products that meet product specifications.  The Definitive Agreement would contain customary acceptance and rejection and Product replacement terms.  Medica would be solely responsible for any and all costs incurred by DIGIPATH in connection with any voluntary or involuntary recall of the Product in the Territory, including the cost of removal or replacement of any Product.

7. Representations, Warranties, Covenants and Indemnities	The Definitive Agreement would include customary representations, warranties (including warranties of no Product defects or intellectual property infringement), covenants and indemnities.
8. Term and Termination
The initial term of the Definitive Agreement would be for five (5) years following the date of Medica’s first sale to DIGIPATH. Thereafter, the Definitive Agreement automatically would continue for successive one (1) year terms, unless either party notified the other party of its intention to terminate the Definitive Agreement sixty (60) days prior to the expiration of the initial term or any successive term. The primary cause for termination of the Definitive Agreement by Medica would be the failure of DIGIPATH to meet annual minimums for the Product, however DIGIPATH will have the right to cure this event within a period to be specified. DIGIPATH sales volumes would be permitted to reach any quantity greater than the minimums without penalty.

9. Publicity and Non-disclosure
This Term Sheet, including the terms and condition hereof and any disclosures made by either party to the other party in connection herewith are subject to the Nondisclosure Agreement, dated as of October 10, 2010 between DIGIPATH and  Medica.

10. Governing Law	This Term Sheet shall be governed by the laws of the Commonwealth of Massachusetts without regard to the conflicts of laws principles thereof.
11. Consultation
DIGIPATH will, from time to time, advise Medica on distribution, product specifications, strategic alliances and other matters.  DIGIPATH shall have a non-exclusive relationship for consultations services with Medica.

Medica shall pay DIGIPATH a monthly retainer of $10,000 from January 1, 2011 to April 30, 2011.    Payments shall be made on 30th of the month for the current month services rendered with first payment shall start on January 30, 2011.
DIGIPATH shall dislose if it may enter into an arrangement with a Digital Pathology Hardware Scanning manufacturer.  Upon notice and with 24 hours of notice, Medica shall have right with a written notice, and to make the consultation exclusive between DIGIPATH and Medica.  If the Consultation is exclusive, Medica shall pay DIGIPATH $10,000 per month as detailed above for each month from May 1, 2011 to launch date, or June 30, 2011, whichever is later.

12. Miscellaneous
This Term Sheet outlines some of the key terms of a proposed agreement between DIGIPATH and the Medica.  This Term Sheet (i) is a non-binding indication of interest only regarding the subject matter hereof, (ii) does not create a binding obligation, or agreement between the parties.

13. Definitive Agreement	The parties agree to complete and execute the definitive agreement by March 15, 2011.

Medica is excited about the prospect of working with you the DigiPath team.  Please do not hesitate to contact me if you have any questions or comments regarding this Term Sheet.  We look forward to your favorable response and to initiating a successful agreement.

Executed by:

/s/ Doug Moe
_______________________________________
Mr. Doug Moe, Vice President Business Development, Medica Corporation
January 20, 2011

/s/ Eric Stoppenhagen
_______________________________________
Mr. Eric Stoppenhagen, President, DigiPath, Inc.
January 20, 2011